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THE SPAIN FUND, INC.						Exhibit 77C
811-5189


The Annual Meeting of Shareholders of The Spain Fund, Inc. was held on September 15, 1999.  A description of each proposal and number of shares voted at the meeting are as follows:






                           				Shares Voted For      Withheld Authority



1.  To Elect Directors:
    Class One Directors
    (term expires 2002)

    Angel Corcostegui		           4,678,201.244		      69,699.277
    Ignacio Gomez-Acebo           4,675,264.854        72,635.667
    Dr. Reba White Williams       4,678,417.147		      69,483.374





                    					            Shares	 	   Shares Voted   	Shares
					                               Voted For  	   Against		    Abstained

2.  To ratify the selection of
    PricewaterhouseCoopers LLP
    as the Fund's independent
    auditors for the Fund's fiscal
    year ending November 30, 1999. 	4,689,124.277	 26,460.458	 32,315.786

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   										                                                        	  Broker
                              					Shares		   Shares Voted	   Shares		   Non
					                            Voted For  	   Against		    Abstained	  Votes

3.  To approve a stockholder
    proposal pursuant to the
    Corporation's Charter to
    Convert the Corporation to
    an open-end company.       	1,307,225.922 1,820,755.635	83,874.964  1,536,044


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